                                                                    EXHIBIT 10.4

                           RESEARCH FUNDING AGREEMENT

               THIS RESEARCH FUNDING AGREEMENT (the "AGREEMENT") is made as of this ___ day of August, 2000, by and between AVAX TECHNOLOGIES, INC., a Delaware corporation ("AVAX") and GENOPOIETIC, S.A., a French SOCIETE ANONYME ("GENOPOIETIC"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Stock Contribution Agreement (as defined below).

               WHEREAS, AVAX and Genopoietic, among others, have entered into that certain Stock Contribution Agreement as of the 17th day of July, 2000 (the "STOCK CONTRIBUTION AGREEMENT") in accordance with the terms of which AVAX now desires to contribute certain amounts of money to Genopoietic in order to fund the ongoing and future scientific research activities of Genopoietic and Genopoietic desires to perform such research activities.

               NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Stock Contribution Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AVAX and Genopoietic hereby agree as follows:

         SECTION 1. RESEARCH FUNDS. Subject to the fulfillment of the Funding Conditions (as defined below), AVAX agrees to provide funding to Genopoietic from time to time for the direct costs of basic scientific research in areas of mutual interest to AVAX and Genopoietic in an aggregate amount of up to Eight Million United States Dollars (US$ 8,000,000) (the "RESEARCH FUNDS") payable over the initial period from the date hereof through July 31, 2001 (the "INITIAL PERIOD") and the four (4) twelve month periods thereafter (each, a "FUNDING YEAR") ending on July 31, 2005 (the "FUNDING TERM"). The Research Funds shall be provided as additional contributions to the capital of Genopoietic or as payment of indebtedness owed by Genopoietic to third parties or as a long-term loan to Genopoietic, at AVAX's option.

         SECTION 2. INITIAL PAYMENT. Contemporaneously with the execution of this Agreement, as a part of the Research Funds, AVAX shall transfer to Genopoietic an initial amount of approximately Two Hundred Thirty-Six Thousand United States Dollars (US $236,000) (the "INITIAL PAYMENT") to pay for the following:

               (a) the amount to be paid by Genopoietic on the date hereof to L'UNIVERSITE PIERRE ET MARIE CURIE ("UPMC") pursuant to that certain CONVENTION dated as of the 19th day of July, 2000 (the "UPMC AGREEMENT") to purchase certain intellectual property rights; plus

               (b) the amount to be paid by Genopoietic to UPMC pursuant to the UPMC Agreement in exchange for the forgiveness of certain indebtedness owed to UPMC by Genopoietic.

Genopoietic shall use the Initial Payment and the Research Funds to pay the debts of Genopoietic as they come due.

         SECTION 3. FORMATION OF RESEARCH COMMITTEE; ANNUAL RESEARCH BUDGET.

         (a) AVAX and Genopoietic shall form a research committee (the "COMMITTEE") comprised of four (4) members, two (2) members appointed by AVAX, one (1) member appointed by Professor David

R. Klatzmann ("PROF. KLATZMANN") and one (1) member appointed by Professor Jean-Loup Salzmann ("PROF. SALZMANN"). The Committee shall meet (i) as soon as practicable after the date of this Agreement to develop a research funding budget for Genopoietic for the Initial Period and the Funding Year immediately thereafter (the "INITIAL BUDGET") and (ii) prior to the beginning of each Funding Year thereafter to develop a research funding budget for Genopoietic for the following Funding Year (each, an "ANNUAL RESEARCH BUDGET"). The Initial Budget shall be approved by a majority vote of the members of the Committee, and upon approval by the Committee and in no event later than three (3) months after the Closing, such Initial Budget shall be submitted to the Board of Directors of AVAX (the "BOARD") for final approval, which approval may be withheld in the Board's reasonable discretion. Thereafter, each Annual Research Budget shall be approved by a majority vote of the members of the Committee. Upon approval of each such Annual Research Budget by the Committee and in no event later than three (3) months prior to the commencement of the Funding Year to which such Annual Research Budget relates, the Committee shall submit such approved Annual Research Budget to the Board for final approval, which approval may be withheld in the Board's reasonable discretion. If the Committee is unable to reach majority agreement on the Initial Budget or any Annual Research Budget or if the Initial Budget or any Annual Research Budget is approved by the Committee but not approved by the Board, then the Board shall determine the Initial Budget or Annual Research Budget, as appropriate, for the applicable period based on the overall interests of AVAX taken as a whole (an "AVAX BUDGET"). (The Initial Budget, each Annual Research Budget and any AVAX Budget shall be generally referred to herein as a "BUDGET.")

         (b) Each Budget shall provide a detailed description of all research milestones to be achieved during the period to which such Budget relates, including, but not limited to the activities listed in Section 4(a)(iii)-(vii) (the "RESEARCH MILESTONES"). Each Budget shall also set forth the amount of Research Funds to be paid by AVAX to Genopoietic pursuant to such Budget and shall provide a schedule for the payment of all such Research Funds; provided, however, that, subject to Section 5 below, the aggregate amount to be funded by AVAX to Genopoietic in any Funding Year shall not be reduced below Eight Hundred Thousand United States Dollars (US $800,000).

         (c) After the Board either approves the Initial Budget or creates an AVAX Budget for the Initial Period and the Funding Year thereafter, the Committee shall meet at least once each calendar quarter during the Funding Term to review the current Budget and make any changes that it deems appropriate (each, an "AMENDED BUDGET"). Each Amended Budget shall be approved by a majority vote of the members of the Committee. If the Committee is unable to reach majority agreement on any Amended Budget, the Board shall determine the Amended Budget. If an Amended Budget is approved by the Committee or the Board, such Amended Budget shall replace the then-current Budget in its entirety, and such Budget shall be of no further force or effect.

         SECTION 4. FUNDING CONDITIONS.

         (a) AVAX's obligations to provide Research Funds to Genopoietic is conditioned on the fulfillment of all of the following conditions as of the date of each funding (the "FUNDING CONDITIONS"):

               (i) Prof. Klatzmann, Prof. Salzmann and Genopoietic shall each be in full compliance with all of the covenants and agreements contained in this Agreement, and this Agreement shall remain in full force and effect in accordance with its terms;

               (ii) Prof. Klatzmann and Prof. Salzmann shall each be in full compliance with all of their duties and obligations pursuant to the Stock Contribution Agreement and all other agreements or documents executed by both or either of them pursuant to such Stock Contribution

         Agreement and all such documents shall remain in full force and effect in accordance with their terms;

               (iii) Prof. Klatzmann shall use his best efforts to make no less than three (3) oral presentations primarily relating to the research funded by AVAX during the Initial Period and each Funding Year at scientific conferences or meetings ("Presentations"); provided, however, that Prof. Klatzmann shall not knowingly or voluntarily participate in any way in any Presentation without the prior written approval of AVAX, which approval will not be unreasonably withheld. AVAX agrees to respond to the request for Presentation within fifteen
         (15) days after receipt of such request; provided, however, that such fifteen (15) day time period may be extended if AVAX determines the contents of such Presentation should be reviewed by intellectual property counsel or similar advisors. During each Presentation given during the Funding Term, Prof. Klatzmann shall acknowledge, in a light and manner favorable to AVAX, that AVAX has provided substantial funding and support for the research activities;

               (iv) Prof. Klatzmann shall use his best efforts to have no less than two (2) manuscripts primarily relating to the research funded by AVAX submitted or accepted for publication in peer-reviewed journals ("Publications") during the first two years of the Funding Term (I.E. during the Initial Period and the Funding Year thereafter) and during each Funding Year thereafter shall have no less than two (2) manuscripts accepted for publication in peer-reviewed journals; provided, however, that Prof. Klatzmann shall not knowingly or voluntarily participate in any way in any Publication without the prior written approval of AVAX, which approval will not be unreasonably withheld. AVAX agrees to respond to the request for Publication within thirty (30) days after receipt of such request; provided, however, that such thirty (30) day time period may be extended if AVAX determines the contents of such Publication should be reviewed by intellectual property counsel or similar advisors. In each Publication published during the Funding Term, Prof. Klatzmann shall acknowledge, in a light and manner favorable to AVAX, that AVAX has provided substantial funding and support for the research activities;

               (v) In the event that Prof. Klatzmann is involved in any collaboration (either written or oral) that does not involve the research funded by AVAX (as described in Section 3 above), Prof. Klatzmann shall provide a "courtesy copy" to the Chief Executive Officer of AVAX of any presentation and/or publication material or information resulting from such collaboration as soon as reasonably practicable prior to public disclosure of such material or information;

               (vi) During the period covered by the Initial Budget, Prof. Klatzmann and Prof. Salzmann shall conduct research in the following areas, among others: vectorization, TK Gene on cancer prevention and GVHD, chrondrocytes and tenocytes and improvements on the AVAX vaccine technology; provided, however, that these targets may change upon the mutual written consent of parties hereto;

               (vii) Within twelve (12) months after the Closing Date, Prof. Klatzmann and Prof. Salzmann shall treat patients with haptenized autologous vaccine in at least one (1) clinical trial based in France and work on second generation applications or combinations with such vaccine;

               (viii) the Consulting Period (as defined in each of Prof. Klatzmann's and Prof. Salzmann's Consulting and Assignment Agreements) shall remain in full force and effect in accordance with the terms of such agreements; and

               (ix) Genopoietic shall have achieved all Research Milestones contained in each Budget or Amended Budget during the period covered by such Budget or Amended Budget, as the case may be.

         (b) If Genopoietic does not meet any of the above Funding Conditions at any time during the Funding Term, AVAX may, in AVAX's sole discretion, immediately terminate this Agreement and all of AVAX's duties and obligations hereunder.

         SECTION 5. LIMITATION ON FUNDING OBLIGATION. AVAX agrees that it will use commercially reasonable efforts to have sufficient funds to meet its funding obligations hereunder. If, however, at any time AVAX determines that it is unable to allocate sufficient funds to meet its obligations hereunder, Genopoietic acknowledges and agrees that AVAX shall not be required to fund the Research Funds until such time as AVAX determines it has sufficient funding to resume its obligations hereunder and any such suspension of funding hereunder shall not otherwise affect the terms of this Agreement.

         SECTION 6. MISCELLANEOUS.

         (a) NOTICES. All notices, requests, claims, demands or other communications required or permitted by this Agreement or any instrument provided for herein to be given or made by the parties shall be in writing (including, without limitation, by telecopy) and shall be deemed delivered if delivered in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties:

         If to AVAX:         AVAX Technologies, Inc.
                             Attention: Dave Tousley
                             4520 Main Street, Suite 930
                             Kansas City, Missouri 64111 USA

         with a copy to:     Shook, Hardy & Bacon L.L.P.
                             Attention:  Kevin R. Sweeney, Esq.
                             1010 Grand Boulevard, Suite 500
                             Kansas City, Missouri 64106 USA

         If to Genopoietic:  Genopoietic, S.A.
                             22 rue Esquirol
                             75013 Paris, France

         Either of the respective parties may, however, designate in writing such new or other addresses or telecopy numbers to which such notice shall thereafter be mailed or telecopied. Any notice or demand given in accordance with this section shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

         (b) SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party shall assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto. Notwithstanding the preceding sentence, however, AVAX may assign all or any part of its rights, interests or obligations hereunder to any of its parents, subsidiaries or affiliates without the prior written consent of Genopoietic, provided that such assignment shall not release AVAX from its obligations hereunder.

         (c) GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Missouri, United States of America, without giving effect to the choice of law provisions of such State.

         (d) COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument. No provision of this Agreement is intended to confer upon any person or entity other than the parties hereto any rights or remedies hereunder.

         (e) PUBLICITY. AVAX and Genopoietic each agree that press releases and other announcements or disclosure with respect to the transactions contemplated by this Agreement shall be subject to mutual agreement to the maximum extent feasible consistent with the parties' respective legal obligations.

         (f) ENTIRE AGREEMENT. This Agreement, the Stock Contribution Agreement and the Consulting Agreements, including any Schedules and Exhibits attached hereto or thereto, which are all hereby expressly incorporated herein by this reference, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.

         (g) MODIFICATIONS, AMENDMENTS AND WAIVERS. At any time the parties hereto may, by written agreement signed by the parties (i) extend the time for the performance of any of the obligations or other acts of the parties hereto,
(ii) waive compliance with any of the covenants or agreements contained in this Agreement or (c) otherwise amend this Agreement.

         (h) HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         (i) JURISDICTION. The parties acknowledge that this Agreement was drafted, negotiated and executed in large part in Kansas City, Missouri, United State of America. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Western District of Missouri or in any Missouri State Court sitting in Kansas City, Missouri, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.1 shall be deemed effective service of process on such party.

         (j) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         (k) INTERPRETATION. In the event any portion of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in whole or in part, the remaining provisions shall not be affected thereby and shall continue to be valid and enforceable. If, for any reason, a court finds that any provision of this Agreement is invalid, illegal or unenforceable as written, but by limiting such provision it would become valid, legal and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited. Words and phrases herein shall be construed as in the singular or plural number, and as masculine, feminine or neuter gender, according to the context. Nothing contained in this Agreement and no action taken by the parties pursuant hereto shall be deemed to constitute a partnership, an association, a joint venture or other entity between the parties.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

               IN WITNESS WHEREOF, AVAX and Genopoietic have caused this Agreement to be executed by their respective duly authorized legal representatives as of the date first above written.


                             AVAX TECHNOLOGIES, INC., a Delaware
                             Corporation

                             By:
                                ---------------------------------------
                                Name:  Jeffrey M. Jonas, M.D.
                                Title: President and Chief Executive Officer

                             GENOPOIETIC, S.A., a French SOCIETE
                             ANONYME

                             By:
                                ---------------------------------------
                                Name:  Charles Salzmann
                                Title: President Directeur General